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                                                                  Exhibit (p)(3)

                                January 31, 2002

                          ELIJAH ASSET MANAGEMENT, LLC
                           ---------------------------

                                 CODE OF ETHICS
                           ---------------------------


Elijah Asset Management, LLC (the "Firm") is committed to the highest standards of ethical and professional conduct.


I.    SCOPE AND SUMMARY

(a) Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires every investment company, as well as every investment adviser to and principal underwriter for an investment company, to have a written Code of Ethics which specifically deals with trading practices by Access Persons (as defined below). Rule 17j-1 also requires that reasonable diligence be used and procedures instituted to prevent violations of this Code of Ethics.

(b) Section 204A of the Investment Advisers Act of 1940 further requires all investment advisers to establish, maintain and enforce written policies and procedures to prevent the misuse of material nonpublic information.

(c) Common law fiduciary principles require that an investment adviser, i.e., the Firm, avoid placing itself in a position of conflict of interest with its clients.

(d) The "Blue Ribbon" Advisory Group on Personal Investing in its report to the Investment Company Institute also articulated the following three general fiduciary principles that the Firm believes should govern the personal investment activities of investment company advisory and distributor personnel:

         (i) the duty at all times is to place the interests of investment company shareholders first;

         (ii) the requirement that all personal securities transactions be conducted consistent with a Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

         (iii) the fundamental standard that investment company advisory and distributor personnel should not take inappropriate advantage of their positions.

(e) This Code of Ethics is designed to satisfy the above-referenced legal requirements and ethical principles as applicable to the Firm in its role as adviser to any investment company registered under the Investment Company Act of 1940. It is important that all members, officers, directors and employees of the Firm to whom this Code of Ethics applies observe these ethical standards.

(f) This Code of Ethics is not intended to cover all possible areas of potential liability under the 1940 Act or under the federal securities laws in general. For example, other provisions of Section 17 of the 1940 Act prohibit various transactions between a registered investment company and affiliated persons, including the knowing sale or purchase of property to or from a registered investment company on a principal basis, and joint transactions (e.g., concerted market activity or commingling of funds) between an investment company and an affiliated person.
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(g) It is expected that Access Persons, defined below, will be sensitive to all areas of potential conflict, even if this Code of Ethics does not specifically address an area of fiduciary responsibility.

(h) Exceptions to specific provisions of this Code of Ethics may be granted by Ronald Elijah, the Firm's CEO (or a designated alternate) if warranted by circumstances and if the exception is requested in a timely manner.

(i)   SUMMARY.  Under the Code of Ethics, all Access Persons are required to:

         (i)      Pre-clear all trades in individual securities.

         (ii) Reverse "all" trades that involve securities subsequently purchased or sold by a Fund within the applicable blackout period.

         (iii) Observe a minimum 90-day holding period for all securities (except "excepted securities"). This policy only applies to profitable trades.

         (iv)     Avoid IPOs.

         (v)      Receive special clearance for private placements.

         (vi) Avoid directorships of companies in which Fund assets may be invested.

         (vii) Promptly disclose all security transactions and file quarterly transaction reports and annual ownership reports.

         (viii) Avoid securities transactions in which they possess material non-public information with regard to the particular security.


II.   DEFINITIONS

(a) "ACCESS PERSON" means: (i) any director or officer of the Firm or any employee who, in the ordinary course of his or her business, makes, participates in or obtains information regarding the purchases and sales of securities for Firm clients or whose ordinary business functions and duties relate to the making of recommendations to Firm clients regarding the purchase and sale of securities. Members of the immediate family sharing the same household of an Access Person are covered by this Code of Ethics to the same extent as the Access Person.

(b) A security is "BEING CONSIDERED FOR PURCHASE OR SALE" when a recommendation to purchase or sell a security has been made and communicated, and, with respect to a person making a recommendation, when such person seriously considers making such a recommendation.

(c) "BENEFICIAL OWNERSHIP" shall mean any person who, directly or indirectly through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in securities, subject to the following:

         (i) The term "pecuniary interest" in any securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities.

         (ii) The term "indirect pecuniary interest" in any securities shall include, but not be limited to:

                  (1) securities held by members of a person's immediate family sharing the same household provided, however, that the presumption of such beneficial ownership may be rebutted;


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                  (2)      a general partner's proportionate interest in the
                           portfolio securities held by a general or limited partnership;

                  (3) a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function;

                  (4) A person's right to dividends that is separated or separable from the underlying securities. Otherwise, a right to dividends alone shall not represent a pecuniary interest in the securities;

                  (5)      A person's interest in securities held by a trust;
                           and

                  (6) A person's right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

         (iii) A shareholder shall not be deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity's portfolio.

The following interests are deemed not to confer beneficial ownership:

         (i) Interests in portfolio securities held by any holding company registered under the Public Utility Holding Company Act of 1935;

         (ii) Interests in portfolio securities held by any investment company registered under the Investment Company Act of 1940; and

         (iii) Interests in securities comprising part of a broad-based, publicly traded market basket or index of stocks, approved for trading by the appropriate federal governmental authority.

(d) "CONTROL" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position, as further defined in Section 2(a)(9) of the 1940 Act.

(e) "PURCHASE OR SALE OF A SECURITY" includes, among other things, the writing of an option to purchase or sell a security.

(f) "SECURITY" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest of participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of , or warrant or right to subscribe to or purchase, any of the foregoing, except that it shall not include excepted securities (as defined below).

(g) "EXCEPTED SECURITIES" include shares of registered open-end investment companies, securities issued by the government of the United States (including government agencies), short term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the 1940 Act, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt


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instruments, including repurchase agreements, and other money market instruments. Stock Index Options are also considered "excepted securities" for all purposes except the initial, quarterly and annual reporting obligations.

(h) "MATERIAL NON-PUBLIC INFORMATION" is information relating to dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets or any other information a reasonable investor might consider to be of importance in making an investment decision to buy, sell or hold. Information should be deemed non-public if it has not been widely disseminated by wire service, in one or more newspapers of general circulation, or by communication from the company involved to its shareholders or in a press release.

(i) "IMMEDIATE FAMILY MEMBER" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and shall include adoptive relationships.


III.     PROHIBITED TRADING PRACTICES

(a)      GENERAL ANTI-FRAUD PROHIBITION. If a security:

         (i)      is being considered for purchase or sale by a Firm client;

         (ii)     is in the process of being purchased or sold by a Firm client;
                  or

         (iii) is or has been held by a Firm client within the most recent 15 day period;

No Access Person shall knowingly purchase, sell or otherwise directly or indirectly acquire or dispose of any direct or indirect beneficial ownership interest in that security if such action by such Access Person would defraud a Firm client, operate as a fraud or deceit upon a Firm client, or constitute a manipulative practice with respect to a Firm client.

(b) PRE-CLEARANCE. No Access Person shall purchase or sell any individual security (i.e., any security other than an "excepted security") without pre-clearance (see Section 5 for procedure). After pre-clearance has been granted, the trade must be completed by the end of the same business day, or the approval is void and the form must be resubmitted. Obtaining pre-clearance for a trade does not guarantee that the trade will not be later reversed should a client effect a subsequent trade in the same security.

(c) BLACKOUT PERIOD. A security (other than an "excepted security") will be considered not eligible for purchase or sale by an Access Person during an appropriate blackout period before and following activity by a Firm client in the same security, or a related security of the same issuer (e.g., common stock is a related security to an option on common stock). In general, the blackout period will be the five (5) calendar days preceding and five (5) calendar days following the first client purchase or sale of that security and will include the entire business day on which the last client purchase or sale activity occurs. If a trade in the same security is made during the blackout period applicable to that security, the Access Person will be required to liquidate (or buy back) the position with any gain disgorged to the client (any loss will be absorbed by the Access Person). Exceptions may be granted to such policy as determined on an individual basis at the discretion of Ronald Elijah, CEO. Because client activity cannot be accurately predicted, an Access Person is always exposed to some level of risk that the trade will have to be reversed if the trade involves securities that are of interest to a client.

(d) NO IPOS. No Access Person shall acquire any securities offered in an initial public offering.


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(e) PRIVATE PLACEMENTS. No Access Person shall acquire any securities in a private placement without both pre-clearance and special approval by the Compliance Officer.

(f) Access Persons must submit required quarterly reports of securities transactions (or furnish brokerage statements) and must sign off, at least annually, on receipt of and compliance with the Code of Ethics.

(g) OTHER RESTRICTIONS. (i) No Access Person shall engage in short term trading or make other investments in contravention of the general policies that may be established from time to time, and (ii) no Access Person shall serve as a director of a publicly traded company or a private company in which a Firm client may invest.


IV.      EXEMPTED TRANSACTIONS/SECURITIES

The prohibitions of Section III of this Code shall not apply to:

(a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

(b) Purchases or sales of securities which are not eligible for purchase or sale by any Firm client.

(c) Purchases or sales which are non-volitional on the part of either the Access Person or a Firm Client (e.g., receipt of gifts).

(d) Purchases that are part of an automatic dividend reinvestment plan.

(e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(f) Purchases and sales which have received the prior approval of the Compliance Officer.

(g) Purchases and sales of securities that are not included in the definition of "Security" in Section II.g or are "excepted securities" as defined in Section II.h. -- i.e., mutual fund shares.


V.       REPORTING

(a) PRE-CLEARANCE AND IMMEDIATE REPORTING. All Firm employees are currently required to pre-clear all individual securities transactions (except "excepted securities"). Access Persons must also have a duplicate confirmation of the transaction sent to the Firm's Compliance Officer promptly following the transaction. After pre-clearance has been granted, the trade must be completed by the end of the same business day, or the approval is void and the form must be resubmitted. Trades for which pre-clearance is required include all securities except exempted securities and transactions described in Section IV. Obtaining pre-clearance for a trade does not guarantee that the trade will not be later reversed should a Firm client effect a subsequent trade in the same security. The only securities for which such pre-clearance and immediate reporting are not required are "excepted securities."

(b) QUARTERLY REPORTS. In addition to contemporaneous reporting, all Access Persons are required to review, and if necessary, correct or make additions to quarterly reports generated within 10 days of the end of each calendar quarter, listing all securities transactions except transactions in "excepted securities." See subsection (c) below.

(c) Every quarterly report shall be made not later than ten (10) days after the end of each calendar quarter and shall contain the following information:


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         (i)      The date of the transaction, the title and the number of
                  shares, interest rate and maturity date (if applicable) and the principal amount of each security involved;

         (ii) The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

         (iii)    The price at which the transaction was effected; and

         (iv) The name of the broker, dealer, or bank with or through whom the transaction was effected.

         (v)      The date that the report is submitted by the Access Person.

         (vi) With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

                  (1) The name of the broker, dealer or bank with whom the Access Person established the account;

                  (2)      The date the account was established; and

                  (3)      The date that the report is submitted by the Access
                           Person.

(d) Copies of statements or confirmations containing the information specified in paragraph (c) above may be submitted in lieu of listing the transactions. Persons submitting statements will be deemed to have satisfied this reporting requirement, and need only sign off quarterly on having complied.

(e) For periods in which no reportable transactions were effected, the quarterly report shall contain a representation that no transactions subject to the reporting requirements were effected during the relevant time period.

(f) Annually, in conjunction with the quarterly report for the quarter ending December 31, each Access Person shall be required to review, and if necessary, correct or make additions to, an annual report, which lists all securities positions in which such Access Person has a direct or indirect beneficial interest. The information in this report must be current as of a date no more than 30 days before the report is submitted.

(g) Any quarterly or annual report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the securities to which the report relates.

(h) All Access Persons must complete an initial holdings report within 10 days of becoming an Access Person. The report must contain the following information:

         (i) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person.

         (ii) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person.

         (iii)    The date that the report is submitted by the Access Person.


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VI.   IMPLEMENTATION

(a) The Compliance Officer has been designated by the Firm to implement this Code of Ethics. In his absence, Ron Elijah, CEO, and Rod Berry, President, have been designated alternates.

(b) The Compliance Officer shall circulate a copy of this Code of Ethics to each Access Person.

(c) The Compliance Officer or a compliance officer delegate is charged with responsibility for insuring that the pre-clearance and reporting requirements of this Code of Ethics are adhered to by all Access Persons. The Compliance Officer or compliance officer delegate shall be responsible for ensuring that the review requirements of this Code of Ethics (see Section VII) are performed in a prompt manner.


VII.     REVIEW

(a) The Compliance Manager shall review all reports of personal securities transactions and compare such reports with pre-clearance forms and with completed and contemplated portfolio transactions of each client to determine whether noncompliance with the Code of Ethics and/or other applicable trading procedures may have occurred. The Compliance Officer shall review any discrepancy reported by Compliance Manager. The Compliance Officer may delegate this function to one or more persons.

(b) No person shall review his or her own reports. Before making any determination that a noncompliant transaction may have been made by any person, the Compliance Officer shall give such person an opportunity to supply additional explanatory material. If a securities transaction of the Compliance Officer or Compliance Manager is under consideration, an alternate shall act in all respects in the manner prescribed for the designated Compliance Officer.

(c) If the Compliance Officer determines that noncompliance with the Code of Ethics has or may have occurred, he or she shall, following consultation with counsel, submit his or her written determination, together with the transaction report, if any, and any additional explanatory material provided by the individual, to Ronald Elijah, who shall make an independent determination of whether a violation has occurred. If Ronald Elijah believes the transaction to be noncompliant, the Compliance Officer shall consult with the Firm's Management Committee.

(d) The Compliance Officer shall be responsible for maintaining a current list of all Access Persons and for identifying all reporting Access Persons on such list, and shall take steps to ensure that all reporting Access Persons have submitted reports in a timely manner. The Compliance Officer may delegate the compilation of this information to appropriate persons.


VIII.    SANCTIONS

(a) If a violation of this Code occurs or a preliminary determination is made that a violation may have occurred, a report of the alleged violation shall be made to Ronald Elijah.

(b) The Management Committee may impose such sanctions as it deems appropriate, including, a letter of censure, suspension, or termination of employment, and/or a disgorging of any profits made.


IX.      ANNUAL WRITTEN REPORT TO THE MANAGEMENT COMMITTEE

At least annually, the Firm will provide written reports to the Management Committee as follows:

(a) ISSUES ARISING UNDER THE CODE. The reports must describe any issues(s) that arose during the previous year under the Codes or procedures thereto, including any material Code or procedural


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violations, and any resulting sanction(s). The Compliance Officer may report to the Board more frequently as they deem necessary or appropriate and shall do so as requested by the Committee.

(b) CERTIFICATION. Each report must be accompanied by a certification to the Committee that the Firm has adopted procedures reasonably necessary to prevent its Access Persons from violating its Code of Ethics.


X.       RECORD KEEPING

The Firm will maintain the records set forth below. These records will be maintained in accordance with Rule 31a-2 under the 1940 Act and the following requirements. They will be available for examination by representatives of the Securities and Exchange Commission and other regulatory agencies.

(a) A copy of this Code and any other code adopted by the Firm, which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place.

(b) A record of any Code violation and of any sanctions taken will be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

(c) A copy of each quarterly transaction report, initial holdings report, and annual holdings report submitted under this Code, including any information provided in lieu of any reports made under the Code, will be preserved for a period of at least five years from the end of the fiscal year in which it is made, for the first two years in an easily accessible place.

(d) A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, or who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

(e) A copy of each annual report required by Section IX of this Code must be maintained for at least five years from the end of the fiscal year in which it is made, for the first two years in any easily accessible place.

(f) A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities acquired in a limited offering, for at least five years after the end of the fiscal year in which the approval is granted.

                    Please sign and date the attached form.
                    Detach and return to Compliance Manager.


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I FULLY UNDERSTAND AND HEREBY SUBSCRIBE TO THIS CODE OF ETHICS.





_______________________________________
NAME



_______________________________________
SIGNATURE



_______________________________________
DATE
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                          ELIJAH ASSET MANAGEMENT, LLC

                      PREAUTHORIZATION FOR PERSONAL TRADES


To:         [Compliance Officer]
Phone:      (415)
Fax:        (415)

From:                                                       Date:
            ------------------------------                        ------------

--------------------------------------------------------------------------------

I wish to effect the following trade for my personal account, an account in which I have a beneficial interest, or an account belonging to one of my immediate relatives living in the same household.

NAME/TICKER                                           # OF SHARES
           -------------------------                                ----------

BROKERAGE FIRM & ACCOUNT #
                             -------------------------------------------------

THE PURCHASE / SALE (CIRCLE ONE) IS BASED ON PERSONAL RESEARCH                  YES [ ]   NO [ ]
(You may be required to provide documentation should there be a potential conflict).

I AM AWARE OF AN INTENDED OR POSSIBLE CLIENT
TRADE IN THIS SECURITY                                                          YES [  ]  NO [  ]


I agree that if I do not effect the above trade on the day indicated below, the approval is null and void and the request must be resubmitted. I realize that if I am an employee with investment decision making authority, and any Firm client transactions occur within 5 days of my transaction that involve a client over which I have authority and the above security, the trade will be broken at my expense. I realize that if I do not have such authority, and any client transactions occur on the same day as my transaction, the trade will be broken at my expense.

_____________________________                 ________________________________
SIGNED                                        AUTHORIZED

_____________________________                 ________________________________
PRINT NAME                                    PRINT NAME

                                              ________________________________
                                              DATE